Exhibit 10.2

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes only as of September 21, 2023, and is entered into by and between ZIC 1212 Terra Bella LLC, a Delaware limited liability company (“Lessor”), and IRIDEX CORPORATION, a Delaware corporation (“Lessee”), with regard to the following facts:

RECITALS

A.
Lessor and Lessee are parties to that certain Triple Net Lease dated April 26, 2017 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 20, 2021 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease dated August 22, 2022 (the “Second Amendment”, and collectively with the Original Lease and the First Amendment, the “Lease”) for certain premises containing approximately 29,830 rentable square feet of space, known as Suite 100 (the “Premises”) and located in the building located at 1212 Terra Bella Avenue in the City of Mountain View, California (the “Building”), together with the land owned by Lessor upon which the Building is located (the “Land”). The Land and the Building collectively are referred to herein as the “Project.” Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Lease.
B.
Lessor and Lessee desire to amend the Lease to, among other things, extend the term of the Lease.

NOW, THEREFORE, in consideration of the above promises and mutual covenants, conditions and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Second Extended Term. The Extended Term of the Lease (as defined in the First Amendment), which is scheduled to expire on August 31, 2024 (the “Term”), is hereby extended for a period of twenty-four (24) months (the “Second Extended Term”), commencing September 1, 2024 and expiring August 31, 2026 (the “Expiration Date”), unless sooner terminated pursuant to the terms of the Lease. Lessee shall have no further option or right to extend the Term of the Lease. As used in the Lease, references to the “term” or “Term” of the Lease shall mean the period starting on the Commencement Date and ending on the Expiration Date (as extended pursuant to this Amendment).
2.
Early Termination Right. Notwithstanding Paragraph 1 above, if a Change of Control (as defined below) shall occur, Lessee shall have the right to terminate this Lease effective as of any time on or after the twelfth full month of the Second Extended Term (i.e., on or after August 31, 2025), by giving Lessor written notice of such termination at least six (6) months’ prior to the effective date of termination. In such event, the effective date of such termination shall be the last day of the month that is six (6) calendar months after the date of Lessor’s receipt of such termination notice, and such date shall be the Expiration Date for all purposes under this Lease. As used in this Paragraph 2, the term “Change of Control” means the sale or transfer, in one transaction or a series of related transactions, to a person or entity that acquires, directly or indirectly, fifty percent (50%) or more of the shares or assets of Lessee.

3.
Base Rent. Following the execution of this Amendment, Lessee shall pay Base Rent for the Second Extended Term on or before the first day of each month without deduction or offset in accordance with the following schedule:

Time Period	Per RSF	RSF	Monthly Base Rent

9/1/2024—2/28/2025	$2.99	29,830	$89,867.45
3/1/2025—2/28/2026	$3.08	29,830	$91,867.45
3/1/2026—8/31/2026	$3.17	29,830	$94,623.47

4.
Operating Expenses. During the Second Extended Term, Lessee shall continue to be responsible for Lessee’s Share of all expenses, costs and amounts of every kind and nature which Lessor shall incur during the Term (as hereby extended) because of or in connection with the ownership, management, maintenance, repair, replacement (to the extent provided in the Lease) or operation of the Project, including, without limitation, the Management Fee and any expenses incurred by Lessor pursuant to Sections 10 (including without limitation Lessor’s Maintenance Services), 11, 17, 22, and 35 of the Lease; provided, however, to the extent any of the foregoing are incurred solely with respect to or for the benefit of the Reduced Premises or as a result of the acts or omission of Lessee or Lessee’s agents, employees, contractors, visitors, or invitees, then Lessee shall be responsible for one hundred percent (100%) of the cost thereof.
5.
Certified Access Specialist Disclosure For purposes of Section 1938 of the California Civil Code, Lessor hereby discloses to Lessee, and Lessee hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Pursuant to Section 1938, Lessor makes the following disclosure: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs to correct violations of the construction related accessibility standards within the premises.” Pursuant to Section 1938 of the Civil Code, upon at least 30 days’ prior written notice to Lessor, Lessee shall have the right to require a CASp inspection of the Premises. If Lessee requires a CASp inspection of the Premises, then: (i) Lessor and Lessee shall mutually agree on the arrangements for the time and manner of the CASp inspection during such 30-day period; (ii) Lessee shall be solely responsible to pay the cost of the CASp inspection as and when required by the CASp; and (iii) Lessee shall pay to Lessor, as and when required by Lessor, the cost of making any repairs to correct violations of the construction related accessibility standards within or relating to the Premises.
6.
Brokers. Each party warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment. Lessee shall indemnify and hold Lessor, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Lessee in connection with this Amendment. Lessor shall indemnify and hold Lessee, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents, harmless from all claims of any brokers claiming to have represented Lessor in connection with this Amendment.
7.
No Claims. Lessee acknowledges and agrees that Lessor is not in default of the Lease and that Lessee currently has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Lease, or the enforcement of any of the terms or conditions thereof.
8.
Other Terms and Conditions. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. Except as expressly amended by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect.
9.
Counterparts. This Amendment may be executed in counterparts, all of which taken together shall constitute the same agreement. Further, photocopies and/or electronic copies (including, but not limited to PDF signatures) that are faxed or scanned or that are executed and delivered by an electronic signature platform (such as DocuSign) shall be deemed as valid as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the partied hereto have signed this Amendment as of the day and year first above written.

LESSOR: ZIC 1212 TERRA BELLA LLC, a Delaware limited liability company By: /s/ John Zappettini Name: John Zappettini Title: President	LESSEE: IRIDEX CORPORATION, a Delaware limited liability company By: /s/ Patrick Mercer Name: Patrick Mercer Title: COO